                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D/A
                                (Rule 13d-101)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                               (Amendment No. 1)


                               Netpliance, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   64115K103
                        ------------------------------
                                (CUSIP Number)

       John F. McHale                                    James E. Cahill
7501B N. Capital of Texas Hwy.                    7501B N. Capital of Texas Hwy.
     Austin, Texas 78731                               Austin, Texas 78731
        (512) 681-8300                                    (512) 681-8300
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               January 22, 2001
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                        (Continued on following pages)
                             (Page 1 of 13 pages)

----------
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D/A

--------------------------------               --------------------------------------------------------------------
CUSIP No. 64115K 10 3                              Page 2 of 8 Pages
-------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).
          John F. McHale
-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [_]
                                                                                                          (b) [_]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)
          PF
-------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)            [_]
          Not Applicable
-------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------------------------------------------

                         7  SOLE VOTING POWER
    NUMBER OF
     SHARES                 15,914,095
  BENEFICIALLY      -----------------------------------------------------------------------------------------------
    OWNED BY             8  SHARED VOTING POWER
      EACH
   REPORTING                0
     PERSON          ----------------------------------------------------------------------------------------------
      WITH               9  SOLE DISPOSITIVE POWER

                            15,914,095
                    -----------------------------------------------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,914,095
-------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                              [_]
-------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          26.3%
-------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
-------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 13D/A

--------------------------------               --------------------------------------------------------------------
CUSIP No. 64115K 10 3                              Page 3 of 8 Pages
-------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).
          Kent A. Savage
-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [_]
                                                                                                          (b) [_]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)
          PF
-------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)            [_]
          Not Applicable
-------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA

-------------------------------------------------------------------------------------------------------------------
                         7  SOLE VOTING POWER

                            6,054,199
  NUMBER OF SHARES  -----------------------------------------------------------------------------------------------
    BENEFICIALLY         8  SHARED VOTING POWER
      OWNED BY
        EACH                0
     REPORTING      -----------------------------------------------------------------------------------------------
       PERSON            9  SOLE DISPOSITIVE POWER
        WITH
                            6,054,199
                    -----------------------------------------------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,054,199
-------------------------------------------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                              [_]
-------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.0%
-------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
-------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 13D/A

--------------------------------               --------------------------------------------------------------------
CUSIP No. 64115K 10 3                             Page 4 of 8 Pages
-------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).
          Kenneth A. Kalinoski
-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [_]
                                                                                                          (b) [_]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)
          PF
-------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)            [_]
          Not Applicable
-------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------------------------------------------

                         7  SOLE VOTING POWER NUMBER OF SHARES
                            4,411,680
                    -----------------------------------------------------------------------------------------------
    BENEFICIALLY         8  SHARED VOTING POWER
      OWNED BY
        EACH                0
     REPORTING      -----------------------------------------------------------------------------------------------
       PERSON            9  SOLE DISPOSITIVE POWER
        WITH
                            4,411,680
                    -----------------------------------------------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,411,680
-------------------------------------------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                              [_]
-------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.3%
-------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
-------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 13D/A

--------------------------------               --------------------------------------------------------------------
CUSIP No. 64115K 10 3                              Page 5 of 8 Pages
-------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).
          David S. Lundeen
-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [_]
                                                                                                          (b) [_]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)
          PF
-------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)            [_]
          Not Applicable
-------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------------------------------------------
                         7  SOLE VOTING POWER NUMBER OF SHARES
                            125,000
                    -----------------------------------------------------------------------------------------------
    BENEFICIALLY         8  SHARED VOTING POWER
      OWNED BY
        EACH                0
     REPORTING      -----------------------------------------------------------------------------------------------
       PERSON            9  SOLE DISPOSITIVE POWER
        WITH
                            125,000
                    -----------------------------------------------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          125,000
-------------------------------------------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                              [_]
-------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.2%
-------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
-------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 13D/A

--------------------------------               --------------------------------------------------------------------
CUSIP No. 64115K 10 3                              Page 6 of 8 Pages
-------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).
          Watershed Capital I, L.P.

-------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [_]
                                                                                                          (b) [_]
-------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)
          WC
-------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)            [_]
          Not Applicable
-------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------------------------------------------
                         7  SOLE VOTING POWER NUMBER OF SHARES

                            4,873,023
                    -----------------------------------------------------------------------------------------------
    BENEFICIALLY         8  SHARED VOTING POWER
      OWNED BY
        EACH                0
     REPORTING      -----------------------------------------------------------------------------------------------
       PERSON            9  SOLE DISPOSITIVE POWER
        WITH
                            4,873,023
                    -----------------------------------------------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,873,023
-------------------------------------------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                              [_]
-------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.1%
-------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
-------------------------------------------------------------------------------------------------------------------

ITEM 4.   PURPOSE OF TRANSACTION

The response set forth in Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On January 22, 2001, Mr. McHale, on behalf of the Buyout Group, delivered a letter to the Issuer's Board of Directors, attached hereto as Exhibit 99.9, terminating discussions of a Buyout.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

The following are filed as exhibits to this Statement on Schedule 13D:

Exhibit 99.9 Letter from Mr. McHale to the Issuer's Board of Directors dated January 22, 2001.

Exhibit 99.10  Press Release of the Issuer issued on January 22, 2001 (filed as
               Exhibit 99.1 to the Issuer's Current Report on Form 8-K filed January 23, 2001, and incorporated herein by reference.)

                                  SIGNATURES

After reasonable inquiry and to the best of each Reporting Person's respective knowledge and belief, each Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Amendment No. 1 to Schedule 13D has been signed by the following persons on January 26, 2001.


                              By:    /s/ JOHN F. MCHALE
                                    ----------------------------------------
                                     John F. McHale

                              By:    *
                                    ----------------------------------------
                                     Kent A. Savage

                              By:    *
                                    ----------------------------------------
                                     Kenneth A. Kalinoksi

                              By:    *
                                    ----------------------------------------
                                     David S. Lundeen

                              WATERSHED CAPITAL I, L.P.

                              By:    Watershed Capital G.P. I, L.P.,
                                     its general partner
                                     By:  Watershed Capital GP I, L.L.C,
                                          its general partner

                                     By:  *
                                          ----------------------------------
                                          David S. Lundeen, Managing Member

                              *      By:  /s/ JOHN F. MCHALE
                                          ----------------------------------
                                          Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit 99.9 Letter from Mr. McHale to the Issuer's Board of Directors dated January 22, 2001.

Exhibit 99.10  Press Release of the Issuer issued on January 22, 2001 (filed as
               Exhibit 99.1 to the Issuer's Current Report on Form 8-K filed January 23, 2001, and incorporated herein by reference.)